EXHIBIT 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

THIRD QUARTER 2015 FINANCIAL RESULTS

Calabasas, CA, November 6, 2015 – Unico American Corporation (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three and nine months ended September 30, 2015. For the three months ended September 30, 2015, revenues were $8.5 million and net loss was $0.7 million ($0.12 diluted loss per share) compared with revenues of $7.8 million and net income of $0.03 million ($0.01 diluted earnings per share) for the three months ended September 30, 2014. For the nine months ended September 30, 2015, revenues were $24.6 million and net loss was $0.9 million ($0.17 diluted loss per share) compared with revenues of $22.8 million and net income of $0.9 million ($0.17 diluted earnings per share) for the nine months ended September 30, 2014.

Stockholders’ equity was $70.8 million as of September 30, 2015, or $13.28 per common share including unrealized gains, net of tax, of $0.06 million, compared to stockholders’ equity of $71.8 million as of December 31, 2014, or $13.44 per common share including unrealized after-tax investment gains of $0.004 million.

Headquartered in Calabasas, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit the Crusader’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “appears,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	September 30	December 31
	2015	2014
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at fair value (amortized cost: September 30, 2015 $68,166; December 31, 2014 $35,153)	$68,258	$35,159
Short-term investments, at fair value	38,252	72,259
Total Investments	106,510	107,418
Cash	403	309
Accrued investment income	64	43
Receivables, net	5,903	5,170
Reinsurance recoverable:
Paid losses and loss adjustment expenses	191	201
Unpaid losses and loss adjustment expenses	6,653	5,163
Deferred policy acquisition costs	4,334	3,883
Property and equipment, net	9,364	10,510
Deferred income taxes	1,362	1,519
Other assets	2,751	1,800
Total Assets	$137,535	$136,016

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Unpaid losses and loss adjustment expenses	$45,581	$44,397
Unearned premiums	18,514	16,607
Advance premium and premium deposits	415	250
Accrued expenses and other liabilities	2,227	2,986
Total Liabilities	$66,737	$64,240

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,329,313 at September 30, 2015, and 5,341,147 at December 31, 2014	$3,743	$3,732
Accumulated other comprehensive income	61	4
Retained earnings	66,994	68,040
Total Stockholders’ Equity	$70,798	$71,776

Total Liabilities and Stockholders' Equity	$137,535	$136,016

 UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($ in thousands, except per share)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2015	2014	2015	2014
REVENUES
Insurance company revenues
Net premium earned	$7,564	$6,687	$21,857	$19,560
Investment income	129	32	314	93
Other income	68	315	310	910
Total Insurance Company Revenues	7,761	7,034	22,481	20,563

Other revenues from insurance operations
Gross commissions and fees	673	713	2,066	2,197
Investment income	—	—	—	1
Finance charges and fees earned	17	17	48	50
Other income	—	1	2	16
Total Revenues	8,451	7,765	24,597	22,827

EXPENSES
Losses and loss adjustment expenses	4,347	4,156	13,874	10,697
Policy acquisition costs	1,659	1,512	4,752	4,459
Salaries and employee benefits	1,255	1,226	3,669	3,779
Commissions to agents/brokers	38	49	127	147
Other operating expenses	2,120	764	3,551	2,378
Total Expenses	9,419	7,707	25,973	21,460

Income (loss) before taxes	(968)	58	(1,376)	1,367
Income tax expense (benefit)	(318)	25	(442)	472
Net Income (Loss)	$(650)	$33	$(934)	$895

PER SHARE DATA:
Basic
Earnings (loss) per share	$(0.12)	$0.01	$(0.17)	$0.17
Weighted average shares	5,335,319	5,341,147	5,338,619	5,341,147
Diluted
Earnings (loss) per share	$(0.12)	$0.01	$(0.17)	$0.17
Weighted average shares	5,335,319	5,343,883	5,338,619	5,344,814

UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	Nine Months Ended
	September 30
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(934)	$895
Adjustments to reconcile net income (loss) to net cash from operations:
Depreciation and amortization	349	422
Bond amortization, net	(14)	(2)
Non-cash stock based compensation	17	17
Loss on asset impairment	1,287	—
Changes in assets and liabilities:
Net receivables and accrued investment income	(754)	(645)
Reinsurance recoverable	(1,480)	(342)
Deferred policy acquisitions costs	(451)	(220)
Other assets	(371)	450
Unpaid losses and loss adjustment expenses	1,184	301
Unearned premiums	1,907	1,208
Advance premium and premium deposits	165	(60)
Accrued expenses and other liabilities	(759)	147
Income taxes current/deferred	(453)	(215)
Net Cash Provided (Used) by Operating Activities	(307)	1,956

Cash flows from investing activities:
Purchase of fixed maturity investments	(36,248)	(18,074)
Proceeds from maturity of fixed maturity investments	3,249	1,400
Net decrease in short-term investments	34,008	15,008
Additions to property and equipment	(490)	(502)
Net Cash Provided (Used) by Investing Activities	519	(2,168)

Cash flows from financing activities:
Repurchase of common stock	(118)	—
Net Cash Used by Financing Activities	(118)	—

Net increase (decrease) in cash	94	(212)
Cash at beginning of period	309	376
Cash at End of Period	$403	$164

Supplemental cash flow information
Cash paid during the period for:
Interest	—	—
Income taxes	$9	$684